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                                                                    Exhibit 23.1



                        Consent of Independent Auditors


The Board of Directors
Carrier Access Corporation:

We consent to incorporation by reference in the registration statement (No. 333-71209) on Form S-8 of Carrier Access Corporation of our reports dated January 21, 2000, relating to the consolidated balance sheets of Carrier Access Corporation and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in the December 31, 1999, annual report on form 10-K of Carrier Access Corporation.



                                    KPMG LLP


Denver, Colorado
March 27, 2000